         EX-99.B(a)fiartsup

ARTICLES SUPPLEMENTARY
TO
ARTICLES OF INCORPORATION
OF
WADDELL & REED ADVISORS FIXED INCOME FUNDS, INC.

Waddell & Reed Advisors Fixed Income Funds, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Maryland, having its principal office in the State of Maryland in Baltimore, Maryland (hereinafter referred to as the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation, at a meeting held on November 28, 2007, adopted resolutions authorizing the reallocation of shares of the capital stock of the Corporation.

         SECOND: That there are no changes in the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Corporation's capital stock, as set forth in the Corporation's Articles of Incorporation.

         THIRD: Pursuant to the authority vested in the Board of Directors of the Corporation by Article FIFTH of the Articles of Incorporation of the Corporation, the Board of Directors has heretofore duly designated, in accordance with Maryland General Corporation Law, the aggregate number of shares of capital stock which the Corporation is authorized to issue at Three Billion (3,000,000,000) shares of capital stock, (par value $0.01 per share), amounting in the aggregate to a par value of Thirty Million Dollars ($30,000,000). Such shares have heretofore been classified by the Board of Directors among the series of the Corporation as follows:

Government Securities Fund Class A	750,000,000 shares
Government Securities Fund Class B	100,000,000 shares
Government Securities Fund Class C	100,000,000 shares
Government Securities Fund Class Y	550,000,000 shares

Limited-Term Bond Fund Class A	750,000,000 shares
Limited-Term Bond Fund Class B	100,000,000 shares
Limited-Term Bond Fund Class C	100,000,000 shares
Limited-Term Bond Fund Class Y	550,000,000 shares

         FOURTH: Pursuant to the authority vested in the Board of Directors of the Corporation by Article FIFTH of the Articles of Incorporation of the Corporation, the Board of Directors, in accordance with Maryland General Corporation Law, now duly redesignates and reclassifies the capital stock of the Corporation among the series of the Corporation as follows:

Government Securities Fund Class A	1,500,000,000 shares
Government Securities Fund Class B	200,000,000 shares
Government Securities Fund Class C	200,000,000 shares
Government Securities Fund Class Y	1,100,000,000 shares

         FIFTH: The aggregate number of shares of stock of the Corporation remains at Three Billion (3,000,000,000) shares of capital stock, the par value remains $0.01 per share, and the aggregate value of all authorized stock remains Thirty Million Dollars ($30,000,000).

         SIXTH: The Corporation is registered with the Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, the undersigned Vice President of the Corporation hereby executes these Articles Supplementary on behalf of the Corporation this 28th day of November, 2007.

Waddell & Reed Advisors Fixed Income Funds, Inc.

/s/Mara D. Herrington
Mara D. Herrington, Secretary

(Corporate Seal)

Attest:/s/Megan E. Bray
Megan E. Bray, Assistant Secretary

The undersigned, Secretary of Waddell & Reed Advisors Fixed Income Funds, Inc. who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the act of said Corporation and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

By:	/s/Mara D. Herrington
Mara D. Herrington, Secretary